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                                  EXHIBIT 23.1

                         CONSENT OF ARTHUR ANDERSEN LLP




The Board of Directors and Shareholders
Insteel Industries, Inc.:

We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 33-01032, 33-40410, 33-35316, 33-61887, and 33-61889) of Insteel
Industries, Inc. of our reports dated October 16, 1997, relating to the consolidated balance sheets of Insteel Industries, Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for the years then ended, and related schedule for the years ended September 30, 1997 and 1996, which reports appear in the September 30, 1997 annual report on Form 10-K of Insteel Industries, Inc.



ARTHUR ANDERSEN LLP

Charlotte, North Carolina
December 5, 1997